Exhibit 99.1
FOR IMMEDIATE RELEASE MEDIA CONTACT: LAURA SOLL, PUBLIC RELATIONS (860) 688-4499 or (860) 833-4466 cell
LAURIE A. ROSNER, S.V.P. MARKETING OFFICER (860) 291-3616
ROCKVILLE FINANCIAL, INC.
REPORTS NET INCOME OF $43,000 FOR SECOND QUARTER 2011
AND NET INTEREST INCOME GROWTH
ROCKVILLE, Conn., August 2, 2011 — Rockville Financial, Inc. (the “Company”) (NASDAQ Global Select Stock Market: “RCKB”), the holding company for Rockville Bank (the “Bank”), today announced earnings results for the period ended June 30, 2011.
SECOND QUARTER HIGHLIGHTS
•	Year-over-year interest income growth of 1.7% to $18.9 million due to growth in average loan balances.

•	Balance sheet restructuring during the second quarter paid down $122.2 million of Federal Home Loan Bank Advances with a weighted average cost of 4.17% and substantially liquidated the entire common and preferred stock portfolios.

•	Strengthened management team across a number of lines and responsibilities to better position the Company for balance sheet growth and meet evolving regulatory requirements.

•	Net income was $43,000 for the three-month period ended June 30, 2011, or $0.00 per diluted share. Without quarterly events which are described below, normalized earnings would have been $2.6 million, or $0.09 per share on a diluted basis.

•	Announced our New Haven County Commercial Banking Office managed by three senior commercial banking professionals with a combined 75 years of serving business needs in New Haven County.
Net income was $43,000 for the three-month period ended June 30, 2011, or $0.00 per diluted share, compared to net income of $3.5 million, or $0.12 per diluted share, for the three-month period ended June 30, 2010. Lower net income for the second quarter 2011 included the recognition of securities gains of $6.2 million, or $4.1 million net of taxes, the Federal Home Loan Bank of Boston prepayment penalty of $8.9 million, or $5.9 million net of taxes, and the increase in salary and benefits expense related to contractual obligations of $1.2 million, or $798,000 net of taxes, whereas net income excluding these quarterly events would have been $2.6 million, or $0.09 per diluted share.
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ROCKVILLE FINANCIAL, INC. REPORTS NET INCOME FOR SECOND QUARTER 2011 ...Page 2
For the six-month period ended June 30, 2011, the net loss was $979,000. Net income in 2011 declined $7.3 million as compared to the year-to-date period ended June 30, 2010 due to the aforementioned balance sheet restructure, an increase in salary and benefits expense from additions to the Company’s management team and a one-time contribution to the Rockville Bank Charitable Foundation, Inc. of $5.0 million, pre-tax.
NET INTEREST INCOME
Net interest income increased 4.6% to $13.8 million in the second quarter of 2011 from $13.2 million in the comparable 2010 period. The net interest margin declined 39 basis points to 3.08% in the second quarter of 2011 from the comparable period in 2010. For the first six months of 2011, net interest income increased 2.3% to $27.2 million from $26.6 million in the first half of 2010. The net interest margin declined 44 basis points to 3.09% for the first six months of 2011 from the comparable 2010 period.
PROVISION FOR LOAN LOSSES
The provision for loan losses declined $155,000 to $754,000 for the three months ended June 30, 2011 compared to $909,000 for the comparable 2010 period. For the six months ending June 30, 2011, the provision for loan losses declined $0.3 million to $1.5 million from $1.8 million for the comparable 2010 period.
NON-INTEREST INCOME
Non-interest income increased $5.5 million to $7.8 million during the second quarter of 2011 in comparison to the second quarter of 2010. The increase is attributed to realized securities gains totaling $6.2 million from the sale of common and preferred stock. Non-interest income increased $5.5 million to $9.5 million during the first half of 2011 in comparison to the first half of 2010.
NON-INTEREST EXPENSE
Non-interest expense increased $11.3 million, or 120.5%, to $20.7 million for the three months ended June 30, 2011 compared to $9.4 million for the comparable 2010 period. Non-interest expense increased $17.7 million, or 92.6%, to $36.7 million for the six months ended June 30, 2011 compared to $19.0 million for the comparable 2010 period. Of the $11.3 and $17.7 million increases respectively, 88.3% and 89.5%, is related to the quarterly events summarized above.
BALANCE SHEET
The Company’s total assets increased $68.5 million, or 4.1% to $1.75 billion at June 30, 2011 from December 31, 2010. The increase is attributed to a $20.0 million increase in cash and cash equivalents, a $26.0 million increase in investment securities, and a $20.1 million increase in net loans. The growth was funded primarily with the proceeds received from additional deposits of $57.6 million. During the second quarter, the
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ROCKVILLE FINANCIAL, INC. REPORTS NET INCOME FOR SECOND QUARTER 2011 ...Page 3
Company restructured the balance sheet by extinguishing $122.2 million of FHLB advances and selling $14.5 million of common and preferred stock securities. The debt extinguishment was funded with the net proceeds available from the Company’s “second step” conversion which closed in March 2011.
ASSET QUALITY
Non-performing assets declined $0.4 million to $13.0 million at June 30, 2011 from $13.4 million at December 31, 2010. The ratio of non-performing assets to total assets declined 6 basis points to 0.74% at June 30, 2011 from 0.80% at December 31, 2010. Loans on non-accrual increased $0.5 million to $12.9 million at June 30, 2011 from $12.4 million at December 31, 2010. Included in non-accrual loans are troubled debt restructurings. Troubled debt restructurings increased $0.6 million to $2.3 million at June 30, 2011 from $1.7 million at December 31, 2010. The ratio of non-performing loans to total loans increased 2 basis points to 0.89% at June 30, 2011 from 0.87% at December 31, 2010.
Commenting on second quarter results, William (Bill) H. W. Crawford, IV, President and Chief Executive Officer (CEO) stated, “Rockville Financial, Inc. continues to enjoy excellent asset quality and solid operating performance. I am pleased about the transition the Company is making from a mutual holding company. The Company remains committed to superior customer service, providing shareholder value and being Connecticut’s Best Community Bank.”
Rockville Bank is a 21 1/2-branch community bank serving Tolland, Hartford, and New London counties in Connecticut. It provides a convenient banking lifestyle for Colchester, Coventry, East Windsor, Ellington, Enfield, Glastonbury, Manchester, Rockville, Somers, South Glastonbury, South Windsor, Suffield, Vernon, seven days a week in Tolland, and three Big Y supermarket locations. A New Haven County Commercial Banking Office will be located in Hamden, Conn. to provide an array of commercial products and services for businesses located in New Haven County and surrounding areas. For more information about Rockville Bank’s services and products, call (860) 291-3600 or visit www.rockvillebank.com. For more information about the Company, Rockville Financial, Inc. (RCKB), visit Investor Relations at www.rockvillebank.com-and click on About Us. For investor relations questions please contact John T. Lund, Executive Vice President and Chief Financial Officer at 860-291-3626 or Marliese L. Shaw, Vice President, Investor Relations Officer at 860-291-3622.
Note that share amounts related to periods prior to the date of completion of the conversion (March 3, 2011) have been restated to give retroactive recognition to the exchange ratio applied in the conversion (1.5167).
This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,”
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ROCKVILLE FINANCIAL, INC. REPORTS NET INCOME FOR SECOND QUARTER 2011 ...Page 4
“would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.
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Rockville Financial, Inc. and Subsidiaries
Consolidated Statements of Condition
(In Thousands, Except Share Amounts)
(Unaudited)

	June 30,	December 31,
	2011	2010
ASSETS
CASH AND CASH EQUIVALENTS:
Cash and due from banks	$30,502	$16,692
Short-term investments	50,230	44,016

Total cash and cash equivalents	80,732	60,708
AVAILABLE FOR SALE SECURITIES-At fair value	153,838	125,447
HELD TO MATURITY SECURITIES-At amortized cost	11,327	13,679
LOANS HELD FOR SALE	0	380
LOANS RECEIVABLE (Net of allowance for loan losses of $15,328 in 2011 and $14,312 in 2010)	1,430,609	1,410,498
FEDERAL HOME LOAN BANK STOCK, at cost	17,007	17,007
ACCRUED INTEREST RECEIVABLE	4,578	4,176
DEFERRED TAX ASSET-Net	7,744	11,327
PREMISES AND EQUIPMENT-Net	14,507	14,912
GOODWILL	1,149	1,149
CASH SURRENDER VALUE OF BANK-OWNED LIFE INSURANCE	10,648	10,459
OTHER REAL ESTATE OWNED	148	990
CURRENT FEDERAL TAX RECEIVABLE	7,603	0
PREPAID FDIC ASSESSMENTS	2,930	3,875
OTHER ASSETS	3,857	3,466

	$1,746,677	$1,678,073

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
DEPOSITS:
Non-interest-bearing	$166,863	$168,736
Interest-bearing	1,110,007	1,050,524

Total deposits	1,276,870	1,219,260
MORTGAGORS’ AND INVESTORS’ ESCROW ACCOUNTS	6,418	6,131
ADVANCES FROM THE FEDERAL HOME LOAN BANK	116,892	261,423
AVAILABLE FOR SALE SECURITIES PAYABLE	0	10,534
ACCRUED EXPENSES AND OTHER LIABILITIES	14,372	14,297

TOTAL LIABILITIES	1,414,552	1,511,645

COMMITMENTS AND CONTINGENCIES (Note 13)
STOCKHOLDERS’ EQUITY:
Preferred stock (no par value; 2,000,000 and 1,000,000 shares authorized; no shares issued and outstanding)	0	0
Common stock (no par value; 60,000,000 shares authorized; 29,506,948 and 29,653,088 shares issued and 29,506,948 and 28,610,081 outstanding at June 30, 2011 and December 31, 2010, respectively)	243,776	85,249
Additional paid-in capital	14,932	4,789
Unearned compensation — ESOP	(10,028)	(3,478)
Treasury stock, at cost (1,043,007 shares at December 31, 2010)	0	(9,495)
Retained earnings	86,522	90,645
Accumulated other comprehensive loss, net of tax	(3,077)	(1,282)

TOTAL STOCKHOLDERS’ EQUITY	332,125	166,428

	$1,746,677	$1,678,073

Rockville Financial, Inc. and Subsidiaries
Consolidated Statements of Operations
(In Thousands, Except Share Data)
(Unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
INTEREST AND DIVIDEND INCOME:
Loans	$17,481	$17,357	$35,016	$34,998
Securities-interest	1,286	1,145	2,335	2,342
Securities-dividends	149	115	279	218
Interest-bearing deposits	16	3	31	3

Total interest and dividend income	18,932	18,620	37,661	37,561

INTEREST EXPENSE:
Deposits	2,897	2,853	5,808	5,853
Borrowed funds	2,265	2,608	4,688	5,151

Total interest expense	5,162	5,461	10,496	11,004

Net interest income	13,770	13,159	27,165	26,557
PROVISION FOR LOAN LOSSES	754	909	1,506	1,812

Net interest income after provision for loan losses	13,016	12,250	25,659	24,745

NON-INTEREST INCOME:
Total other-than-temporary impairment losses on equity securities	0	0	(29)	0
Service charges and fees	1,682	1,992	3,278	3,234
Net gain from sales of securities	6,201	0	6,201	188
Net gain from sales of loans	0	364	59	523
Other income (loss)	(64)	9	(2)	107

Total non-interest income	7,819	2,365	9,507	4,052

NON-INTEREST EXPENSE:
Salaries and employee benefits	6,613	4,831	12,284	9,621
Service bureau fees	1,128	987	2,187	1,986
Occupancy and equipment	1,100	1,055	2,266	2,182
Professional fees	498	368	1,182	758
Marketing and promotions	441	397	765	671
FDIC assessments	506	401	1,020	801
Other real estate owned	15	99	74	467
Contribution to Rockville Bank Foundation, Inc.	0	0	5,043	0
Loss on extinguishment of debt	8,914	0	8,914	0
Other	1,493	1,254	2,917	2,541

Total non-interest expense	20,708	9,392	36,652	19,027

INCOME (LOSS) BEFORE INCOME TAXES	127	5,223	(1,486)	9,770
INCOME TAX PROVISION (BENEFIT)	84	1,759	(507)	3,452

NET INCOME (LOSS)	$43	$3,464	$(979)	$6,318

Rockville Financial, Inc. and Subsidiaries
Consolidated Statements of Operations — Concluded
(In Thousands, Except Share Data)
(Unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
Net income (loss) per share:
Basic	$0.00	$0.12	$(0.03)	$0.22
Diluted	$0.00	$0.12	$(0.03)	$0.22
Weighted-average basic shares outstanding:
Basic	28,803,416	28,086,689	28,941,501	28,087,770
Diluted	28,931,099	28,116,659	28,941,501	28,105,296
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